EXHIBIT 99.1


   INTEGRATED BIOPHARMA TO LIST ITS COMMON SHARES ON THE NASDAQ GLOBAL MARKET

HILLSIDE, NEW JERSEY (January 24, 2007) - Integrated BioPharma, Inc. (AMEX:INB) announced today that it has received approval from the NASDAQ Stock Market, Inc. to list its common shares on the NASDAQ Global Market under the symbol "INBP." The Company's common shares will begin trading on NASDAQ upon the completion of certain final regulatory requirements, which the Company currently expects will occur on February 5, 2007, at which time the common shares will be de-listed from the American Stock Exchange. Until that time, the Company's common shares will continue to trade on the American Stock Exchange under the symbol "INB".

E. Gerald Kay, Chief Executive Officer, stated that the Company believes that transferring its listing to NASDAQ will provide the Company with enhanced access to the broader capital markets, superior liquidity and better execution quality.

About Integrated BioPharma Inc (INB)

Integrated BioPharma is a unique grouping of companies presently serving the varied needs of the health care industry. Through its nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. The Company's biotechnology business uses its patented plant-based technology to produce vaccines and therapeutic antibodies. Its pharmaceutical business operates a cGMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.iBioPharma.com.

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.